CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 635 to the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated July 29, 2026 on the financial statements and financial highlights of Weitz Multisector Bond ETF, Weitz Core Plus Bond ETF, and Weitz Short Duration Bond ETF, a series of shares of Northern Lights Fund Trust II, appearing in Form N-CSR for the year ended May 31, 2026, which are also incorporated by reference into the Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 24, 2026